Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PKS INFORMATION SERVICES, INC.

PKS Information Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED, that the Amended and Restated Certificate of Incorporation of PKS Information Services, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

“ARTICLE FIRST

NAME

The name of the Corporation (which is hereinafter referred to as the “Corporation”) is: (i) Structure, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said PKS Information Services, Inc. has caused this certificate to be signed by Todd C. Coleman, its Secretary, this 17th day of May, 2000.

BY:	/s/ Todd C. Coleman
NAME:	Todd C. Coleman
TITLE:	Secretary